Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES INCREASE TO STOCK REPURCHASE

PROGRAM AND PURCHASE OF APPROXIMATELY 1.3 MILLION SHARES

NEWPORT BEACH, CA—November 12, 2004—William Lyon Homes (NYSE: WLS) announced today that its Board of Directors has approved an increase in the size of the Company’s previously announced stock repurchase program to 3.0 million shares of its common stock (including any shares previously repurchased by the Company under the program). Under the program, as originally adopted in September 2001, the Company could repurchase 20% of its then outstanding shares of common stock or approximately 2.0 million shares. Prior to today, the Company had repurchased approximately 1.2 million shares of its common stock under the stock repurchase program.

The Company also announced that, as part of its increased stock repurchase program today, it repurchased approximately 1.3 million shares of its common stock

William Lyon Homes is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.